Exhibit 15.1
KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054

November 28, 2023

Electronic Arts Inc.
Redwood City, California
We acknowledge our awareness of the incorporation by reference in this Registration Statement of our reports dated August 8, 2023 and November 7, 2023 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Santa Clara, California

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.